FOR IMMEDIATE RELEASE                            EXHIBIT 99.1

    Media Contact:                    Investor Contact:
    Gabby Nelson                        Jim Stoffel
    (763) 551-7460                     (763) 551-7498
    gabby.nelson@selectcomfort.com             investorrelations@selectcomfort.com

SELECT COMFORT ANNOUNCES SEPARATION OF CHAIRMAN AND CEO ROLES
Ervin Shames appointed non-executive chairman;
Bill McLaughlin to continue as president and chief executive officer

MINNEAPOLIS– (Feb. 27, 2008) – Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the SLEEP NUMBER® bed, today announced that the company has separated the positions of chairman of the board and chief executive officer.  The company’s board of directors has appointed Ervin Shames as chairman.  Bill McLaughlin, who has held both positions of chairman and chief executive officer since 2004, will continue in his role as president and chief executive officer of the company as well as board director.

            “Today’s decision is the result of the board’s ongoing review of best practices with regard to corporate governance,” said Shames.  “On behalf of the board, I want to thank Bill for his four years of leadership in the role of chairman. I look forward to continuing to work with him and his team in my new capacity as chairman as we continue to position Select Comfort for long-term success.”

            Shames has served on Select Comfort’s board since 1996. From 1996 to 1999, he held the position of chairman and has been the company’s lead director since 2004.

            “The board and I agree that separating the roles of chairman and chief executive officer is consistent with leading corporate governance principles,” said McLaughlin. “With this new structure, I will now be able to devote all my energy to the leadership and management of this company, as well as entirely focus on

-more-

driving our growth and profitability initiatives. I look forward to continuing to work with our board as we further build on Select Comfort’s status as the industry leader in innovative sleep products.”

            Separately, the company announced that McLaughlin has voluntarily reduced his 2008 compensation by foregoing his annual base salary until certain performance measures are met. McLaughlin added, “These are challenging times for the company – and the overall retail sector. It’s clear that everyone must make sacrifices. Therefore, I am pleased that the board has accepted my proposal to forego a salary until such time as the company achieves specific goals related to same-store growth. I truly believe in the long-term value of Select Comfort, and my commitment to leading the company back to solid growth remains steadfast.”

About Select Comfort Corporation

            Founded more than 20 years ago, Select Comfort Corporation is the nation’s leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 470 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

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(1)Top 25 Bedding Retailers, Furniture/Today, August 2007.